Exhibit 99.1
Arq Appoints Peter Owino as Chief Accounting Officer
GREENWOOD VILLAGE, Colorado, August 28, 2026 - GlobeNewswire - Arq, Inc. (NASDAQ: ARQ) (the "Company" or "Arq"), a producer of activated carbon and other environmentally efficient carbon products for use in purification and sustainable materials, today announced the appointment of Peter Owino as Chief Accounting Officer, effective September 1, 2026.
Mr. Owino, who has been serving as the Company’s interim Chief Accounting Officer pursuant to a consulting agreement since June 12, 2026, has over twenty years of experience in accounting, finance, and Sarbanes-Oxley (SOX) compliance, in both private and public company settings. Prior to his appointment as the Company’s Chief Accounting Officer, Mr. Owino was an accounting and finance consultant for Princeton Business Consulting, LLC ("Princeton Business Consulting"), a consulting firm focused on small to mid-sized businesses. Mr. Owino has served in various finance and accounting leadership roles, including as the Corporate Controller of Colliers Engineering & Design, a multidisciplinary engineering firm, from 2024 to 2026, and as the Chief Accounting Officer of Merchant e-Solutions, a merchant acquiring company and global payment processor from 2020 to 2022, where he successfully helped prepare the company for sale to a New York based private equity firm. From 2015 to 2020, Mr. Owino worked as a Director for KPMG New York, providing accounting advisory services. Before that, Mr. Owino was a Senior Director at Finjan Holdings, Inc. and also spent years working as a manager at both Deloitte & Touche and Ernst & Young. Mr. Owino holds a Bachelor of Commerce degree in accounting from Kenyatta University in Nairobi, Kenya. Mr. Owino is also a licensed certified public accountant.
The Company also announced the issuance of inducement equity awards to Mr. Owino in connection with his appointment, to be granted upon the effective date of his appointment. The inducement equity awards consist of 100,000 restricted stock awards, which shall vest in equal installments on each of the first three anniversaries of the grant date, conditioned upon Mr. Owino’s continued employment with the Company. The inducement equity awards were approved by the Compensation Committee of the Company’s Board of Directors in accordance with Nasdaq Listing Rule 5635(c)(4).
About Arq
Arq (NASDAQ: ARQ) is a diversified, environmental technology company with products that enable a cleaner and safer planet while actively reducing our environmental impact. As the only vertically integrated producer of activated carbon products in North America, we deliver a reliable domestic supply of innovative, hard-to-source, high-demand products. We apply our extensive expertise to develop groundbreaking solutions to remove harmful chemicals and pollutants from water, land and air. Learn more at: www.arq.com.
Source: Arq, Inc.
Investor Contact:
Anthony Nathan, Arq
Marc Silverberg, ICR
investors@arq.com